UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 20, 2010

TNFG Corporation
(Exact name of Registrant as specified in its charter)

Illinois	000-24057	75-2375969
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2305 Cedar Springs Road, Suite 100, Dallas, TX 75201
(Address of Principal Executive Offices)     (Zip Code)

(214) 954-0324
(Registrant's telephone number, including area code)

Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550 Chicago, IL 60606
(Former Name or Former Address, if Changed Since Last Report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

             On October 20, 2010, TNFG Corporation, formerly known as Terra Nova Financial Group, Inc. (the "Company") completed the sale of substantially all of its assets, including without limitation, the membership interests of its subsidiary, Terra Nova Financial, LLC ("Terra Nova") to Lightspeed Financial, Inc., a Delaware corporation ("Lightspeed"). This sale was made pursuant to a purchase agreement entered into between the Company and Lightspeed on June 16, 2010 (the "Purchase Agreement"). The purchase price was $27.6 million in cash. $22.6 million of the purchase price was paid at closing, and an additional $5 million is to be paid pursuant to an unsecured promissory note on the earlier of six months from closing or upon the release of certain clearing deposits Terra Nova has with clearing corporations. Assets excluded from the transaction include the Company's cash, cash-equivalents and certain other non-operating assets.

             On October 20, 2010, the Company issued a press release to announce the closing of the transaction, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events

             On October 20, 2010, TNFG Corporation changed its main place of business to 2305 Cedar Springs Road, Suite 100, Dallas, Texas 75201. Previously, the company's main place of business was located in Chicago, Illinois. The company's website which provides investor information also changed on that date to www.tnfgcorp.com.

Item 9.01 Financial Statements and Exhibits

             (d) Exhibits.

Exhibit No.	Document
99.1	Press Release, dated October 20, 2010

SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TNFG CORPORATION

By: /s/ Bernay Box
Bernay Box Chairman and Chief Executive Officer

Date: October 21, 2010

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release, dated October 20, 2010